SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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Investment Managers Series Trust
(Name of Registrant as Specified in Its Charter)

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STATE STREET/RAMIUS MANAGED FUTURES STRATEGY FUND
a series of
INVESTMENT MANAGERS SERIES TRUST
235 West Galena Street
 Milwaukee, Wisconsin 53212

IMPORTANT NOTICE REGARDING
INTERNET AVAILABILITY OF THE INFORMATION STATEMENT

April 18, 2016

As a shareholder of the State Street/Ramius Managed Futures Strategy Fund (the “Fund”), a series of Investment Managers Series Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the hiring of a new trading advisor to manage a portion of the Fund’s assets. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail or email. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action in connection with the change.

 The Board of Trustees of the Trust (the “Board”) has appointed BH-DG Systematic Trading, LLP (“BH-DG”) as a new trading advisor to a wholly-owned subsidiary (a “Trading Entity”) of Ramius Trading Strategies MF LTD, which itself is a wholly-owned subsidiary of the Fund. Ramius Trading Strategies, LLC (“Ramius”) and SSgA Funds Management Inc. (“SSgA FM”) continue to serve as the Fund’s investment advisor and sub-advisor, respectively. BH-DG and its Trading Entity entered into a trading advisory agreement as of February 9, 2016.

Aspect Capital Limited, Fulcrum Asset Management Limited and Fulcrum Asset Management LLP, Lynx Asset Management AB, Winton Capital Management Limited, PGR Capital LLP and QMS Capital Management LP continue as approved trading advisors for the Fund, although the trading advisors to which the Fund’s assets are allocated and the amounts of their allocations may change from time to time in the discretion of Ramius and SSgA FM. There will be no increase in the Fund’s aggregate fees as a result of the appointment of BH-DG as a trading advisor of the Fund.

The Fund has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits Ramius and the Board to employ unaffiliated sub-advisors and trading advisors and modify sub-advisory and trading advisory agreements with unaffiliated sub-advisors and trading advisors without prior approval of the Fund’s shareholders. Although approval by the Fund’s shareholders is not required, the Manager of Managers Order requires that an Information Statement be made available to the Fund’s shareholders in connection with such actions.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at www.ramiusmutualfunds.com. The Information Statement will be available on the website until at least July 18, 2016. You may request a paper copy or email copy of the Information Statement, free of charge, by contacting the Trust in writing at 235 West Galena Street, Milwaukee, Wisconsin 53212, or by calling 1-877-6RAMIUS (1-877-672-6487). The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Trust at the above address or phone number, or by visiting www.ramiusmutualfunds.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Trust at 235 West Galena Street, Milwaukee, Wisconsin 53212, or call 1-877-6RAMIUS (1-877-672-6487). Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also contact the Trust as indicated above.

If you want to receive a paper or email copy of the Information Statement, you must request one. There is no charge to you to obtain a copy. Call us at 1-877-6RAMIUS (1-877-672-6487) if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the State Street/Ramius Managed Futures Strategy Fund.

Sincerely,

 Maureen Quill
Maureen Quill
 President

INVESTMENT MANAGERS SERIES TRUST

INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
STATE STREET/RAMIUS MANAGED FUTURES STRATEGY FUND

This document is an Information Statement and is being furnished to shareholders of the State Street/Ramius Managed Futures Strategy Fund (the “Fund”), a series of Investment Managers Series Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued to the Trust and Ramius Trading Strategies, LLC (“Ramius”), the Fund’s investment advisor, by the U.S. Securities and Exchange Commission (the “SEC”). The exemption order permits Ramius and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisors and trading advisors and modify sub-advisory and trading advisory agreements with unaffiliated sub-advisors and trading advisors without prior approval of the Fund’s shareholders.

The Board reviews advisory, sub-advisory and trading advisory agreements annually. In addition, under the SEC order, if Ramius and the Board retain a new sub-advisor or trading advisor, the Trust is required to provide an Information Statement to shareholders of the Fund explaining the change.

As of March 31, 2016, 342,388 Class A shares and 9,534,995 Class I shares of the Fund were issued and outstanding. The Fund will pay the expenses of preparing this Information Statement. Certain information on the share ownership of the Fund is set forth in Appendix A.

Important Notice Regarding the Availability of this Information Statement

This Information Statement is available at www.ramiusmutualfunds.com.

WE ARE NOT ASKING YOU FOR A PROXY.
 PLEASE DO NOT SEND US A PROXY.

INTRODUCTION

The Fund began operation on September 13, 2011. Since the Fund’s inception, Ramius has served as the Fund's investment advisor. Subject to the general supervision of the Board, Ramius is responsible for managing the Fund in accordance with the Fund’s investment objective and policies described in the Fund's current Prospectus. As the Fund’s investment advisor, Ramius has the ability to delegate day-to-day portfolio management responsibilities to one or more sub-advisors, and in that connection is responsible for making recommendations to the Board of Trustees with respect to hiring, termination and replacement of any sub-advisor of the Fund. Since September 15, 2014, SSgA Funds Management, Inc. (“SSgA FM”) has served as the sub-advisor to the Fund.

The Fund pursues its managed futures strategy primarily by investing up to 25% of its total assets in Ramius Trading Strategies MF Ltd., a wholly-owned subsidiary of the Fund formed under the laws of the Cayman Islands (the “Subsidiary”). The Subsidiary is advised by Ramius, is sub-advised by SSgA FM, and has the same investment objective as the Fund. The Subsidiary invests the majority of its assets in limited liability companies or other business entities (each a “Trading Entity” and collectively the “Trading Entities”), the trading of each of which is managed on a discretionary basis by a different third-party commodity trading advisor (a “Trading Advisor”) pursuant to such Trading Advisor’s commodity-related investment program (a “Managed Futures Program”). Each Trading Entity is wholly owned by the Subsidiary and thus indirectly wholly owned by the Fund.

Subject to Ramius’ oversight, SSgA FM monitors the performance of the Trading Advisors and the Trading Entities. Subject to Ramius’ oversight, SSgA FM seeks to achieve the Fund’s investment objective by allocating and reallocating the Subsidiary’s assets among Trading Entities. SSgA FM is not required to allocate or reallocate assets to all Trading Entities or to allocate assets evenly among the Trading Entities. SSgA FM allocates the assets of the Subsidiary among the Trading Entities to provide exposure to Managed Futures Programs that SSgA FM believes to be complementary to one another and consistent with the aim of moderating risk by diversifying the Fund’s exposure to futures contracts and other derivative instruments across trading methodologies, trading time horizons, sectors and geography.

Each of the following Trading Advisors is currently approved to direct the trading of a different Trading Entity pursuant to a Managed Futures Program:

•	Aspect Capital Limited
10 Portman Square, London W1H 6AZ, UK

•	BH-DG Systematic Trading, LLP (as of March 1, 2016)
3rd Floor, 10 Grosvenor Street, London, England W1K 4QB

•	Fulcrum Asset Management Ltd and Fulcrum Asset Management LLP (as sub-advisor)
Marble Arch House, 66 Seymour Street, London W1H 5BT, UK

•	IPM Informed Portfolio Management AB
Master Samuelsgatan 6, Stockholm, Sweden

•	PGR Capital LLP Liberty House, 222 Regent Street, London W1B 5TR, United Kingdom

•	QMS Capital Management LP
240 Leigh Farm Road, Durham, North Carolina 27707

•	Winton Capital Management Limited
Grove House, 27 Hammersmith Grove, London W6 0NE, UK

Ramius Advisory Agreement
Ramius, located at 599 Lexington Avenue, New York, New York 10022, serves as the investment advisor to the Fund pursuant to an investment advisory agreement with the Trust (the “Advisory Agreement”) dated as of September 13, 2011, which was approved by the Board on June 28-29, 2011, and by the initial shareholder of the Fund on September 12, 2011. Pursuant to the Advisory Agreement, the Fund is obligated to pay Ramius an annual management fee equal to 1.35% of the Fund’s average daily net assets, subject to certain Expense Caps (as defined below). Prior to January 1, 2015, the Fund paid Ramius an annual management fee equal to 1.60% of the Fund’s average daily net assets. For the fiscal year ended December 31, 2015, the Fund paid Ramius $2,227,645 in net advisory fees.

Ramius has contractually agreed to waive its fees and/or pay for operating expenses of the Fund to ensure that total annual Fund operating expenses (excluding any (i) Subsidiary and Trading Entities’ expenses, (ii) acquired fund fees and expenses, (iii) interest, (iv) taxes, (v) dividends on short positions, (vi) brokerage commissions, (vii) front-end or contingent deferred loads that the Fund may charge, (viii) expenses incurred in connection with any merger or reorganization and (ix) extraordinary expenses such as litigation expenses) do not exceed 1.90% and 1.65% of the average daily net assets of the Fund’s Class A and Class I shares, respectively (the “Expense Caps”). This agreement is effective until April 30, 2017, and may be terminated before that date only by the Trust’s Board of Trustees. Ramius is permitted to seek reimbursement from the Fund, subject to certain limitations, for fees it waived and Fund expenses it reimbursed for a period of three years from the date of the waiver or payment. In addition, Ramius has contractually agreed, for so long as the Fund invests in the Subsidiary, to waive the management fee it receives from the Fund in an amount equal to the management fee paid to Ramius by the Subsidiary pursuant to the investment advisory agreement between the Subsidiary and Ramius. This undertaking may not be terminated by Ramius as long as the investment advisory agreement between the Subsidiary and Ramius is in place unless Ramius obtains the prior approval of the Fund’s Board of Trustees.

SSgA FM Sub-Advisory Agreement
SSgA FM, located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111, serves as the sub-advisor to the Fund pursuant to the following sub-advisory agreements (together the “Sub-Advisory Agreements”):

•	A sub-advisory agreement among Ramius, SSgA FM and the Trust on behalf of the Fund with respect to the portion of the Fund’s assets that is not invested in futures contracts or used as margin for Fund investments (the “Fixed Income Portfolio”), and
•	A sub-advisory agreement among Ramius, SSgA FM, the Trust on behalf of the Fund, and the Subsidiary with respect to the Fund’s investment program, including management of the assets of the Subsidiary and determination of the portion of the Fund’s assets to be allocated to the Subsidiary (collectively the “Investment Program”).

The Sub-Advisory Agreements are dated as of September 10, 2014, and were approved by the Board on June 19, 2014, and by the shareholders of the Fund on September 10, 2014. Under the Sub-Advisory Agreement with respect to the Investment Program, Ramius pays SSgA FM’s sub-advisory fees. Under the Sub-Advisory Agreement with respect to the Fixed Income Portfolio, the Fund pays SSgA FM annual sub-advisory fees based on the following fee schedule: 0.0825% for the first $250 million of net assets, 0.0750% for the next $250 million and 0.0600% for net assets over $500 million. For the year ended December 31, 2015, the Fund paid $87,885 in sub-advisory fees to SSgA FM with respect to the Fixed Income Portfolio.

Trading Advisors
Each Trading Advisor advises its respective Trading Entity pursuant to a trading agreement between the Trading Entity and the Trading Advisor. Pursuant to the terms of each Trading Entity’s respective trading agreement, each Trading Entity will pay its Trading Advisor a management fee based on the Trading Entity’s investment exposure (which Ramius expects will exceed the Trading Entity’s total assets, as described below) and may also pay its Trading Advisor a performance fee calculated as a percentage of the Trading Entity’s profits.

The Trading Entities use a form of leverage often referred to as “notional funding” - that is, the nominal trading level for a Trading Entity will exceed the cash deposited in its trading accounts. SSgA FM’s portfolio managers determine the nominal trading level for each Trading Entity based on a number of factors (including but not limited to each Trading Advisor’s performance and the portfolio managers’ view of each Trading Advisor’s strategy given current market conditions), and generally review the trading levels for the Trading Entities on at least a monthly basis.

For example, if a Trading Entity’s Trading Advisor wants the Trading Entity to trade a $10,000,000 portfolio (the “nominal trading level”) the Trading Entity’s margin requirement may be $500,000. The Trading Entity can either deposit $10,000,000 to “fully fund” the account or deposit only a portion of the $10,000,000, provided that the amount deposited meets the account’s ongoing minimum margin requirements. The difference between the amount of cash deposited in the account and the nominal trading level of the account is referred to as notional funding. The use of notional funding (i.e., leverage) will increase the volatility of the Trading Entities. In addition, the leverage may make the Trading Entities subject to more frequent margin calls. However, additional funds to meet margin calls for a Trading Entity will be available only to the extent of that Trading Entity’s assets and may not be available from the Subsidiary or the Fund, or from any other Trading Entity.

Each Trading Entity’s management fees are based on the nominal trading level and not the value of the cash or other assets held in the trading account, which will cause the management fee rate, as a percentage of the value of the assets in its trading account, to exceed the stated rate. For illustration purposes only, assume a Trading Entity has assets of $50 million, is notionally funded and uses a nominal trading level of $200 million. Assume further that the Trading Entity pays its Trading Advisor an annual management fee of 1.5% of the nominal account size, or $3,000,000. While the management fee represents 1.5% of the nominal account size ($200 million), the management fee represents 6% of the value of the assets ($50 million) in the Trading Entity’s trading account.

Each Trading Entity may also pay its Trading Advisor a performance-based fee that will generally be calculated on a basis that includes realized and unrealized appreciation of the Trading Entity’s assets. A Trading Advisor with positive performance may receive performance-based compensation from the Trading Entity even if the Fund’s overall returns are negative. Further, because performance fees are frequently calculated on a quarterly or semi-annual basis (or, in some cases, upon a withdrawal of capital), it is possible that a Trading Advisor could earn a performance fee in a year in which its overall performance for the whole year was negative. For purposes of calculating the performance-based fees paid to the Trading Advisors, (i) futures contracts traded on an exchange are generally valued at the last quoted sales price on the applicable valuation date, and (ii) futures contracts not traded on an exchange and swap contracts and other over-the-counter instruments are generally valued based on quotations received from dealers or pricing services deemed appropriate by the Fund’s administrator. All valuations are based upon policies approved by the Fund’s Board of Trustees.

The Trading Entities paid the following management fees and performance fees to the Trading Advisors in the aggregate:

	Management Fees	Performance Fees
For the fiscal year ended December 31, 2015	$1,456,722	$2,212,675

Appointment of BH-DG Systematic Trading, LLP as a Trading Advisor to the State Street/Ramius Managed Futures Strategy Fund
On December 9 and 10, 2015, the Board, including the Trustees of the Trust who are not “interested persons” of the Trust (the “Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of BH-DG Systematic Trading, LLP (“BH-DG”) as a new Trading Advisor to the Fund. The Board approved the appointment of BH-DG upon the recommendation of Ramius and SSgA FM.

No Trustees or officers of the Trust are officers, employees, directors, managers or members of BH-DG. In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in BH-DG, any of BH-DG’s parents or subsidiaries, or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which BH-DG, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

Consideration of the Board of Trustees Regarding BH-DG Systematic Trading, LLP
At its December 2015 meeting, in connection with its review of the proposed trading advisory agreement with BH-DG, the Trustees discussed, among other things, the nature, extent and quality of the services to be provided by BH-DG with respect to the Fund; the proposed trading advisory fee to be paid to BH-DG; and the potential benefits to BH-DG expected to result from its relationship with the Fund. The Board considered a variety of matters with respect to BH-DG, including information about the organization and financial condition of BH-DG; information regarding the background and experience of relevant personnel who would be providing services to the Fund through BH-DG’s Trading Entity; a report of the relative performance of certain accounts managed by BH-DG using investment strategies similar to those it would use in managing the assets of its Trading Entity for the period since inception of those accounts (May 2006) through August 2015; information about fees charged by BH-DG to other clients; and information about BH-DG’s policies and procedures, including its compliance manual and brokerage and trading procedures.

The Board reviewed the performance returns for the period from May 2006 to August 2015 of certain accounts managed by BH-DG using strategies similar to those it would use to manage the assets of its Trading Entity. The meeting materials indicated that the returns of the BH-DG accounts exceeded the returns of the Newedge CTA Index and Newedge TF Index for the period.

The Board also considered the overall quality of services proposed to be provided by BH-DG to its Trading Entity. In doing so, the Board considered the specific responsibilities BH-DG would have for management of its Trading Entity as well as the qualifications, experience and responsibilities of the personnel who would be involved in the activities of the Trading Entity. The Board also considered the overall quality of BH-DG’s organization and operations and its compliance structure. Based on its review, the Board and the Independent Trustees concluded that BH-DG had sufficient quality and depth of personnel, resources and investment methods necessary to perform its duties to its Trading Entity under its proposed trading advisory agreement. The Board and the Independent Trustees also concluded that, based on the various factors they had reviewed, the nature, overall quality, and extent of the management and oversight services expected to be provided by BH-DG to its Trading Entity would be satisfactory.

In addition, the Board considered its familiarity with the overall quality of the oversight services provided by Ramius and SSgA FM to the Fund in monitoring the activities of the current Trading Advisors, and the Board and Independent Trustees concluded that the nature, quality and extent of such services to be provided with respect to BH-DG would be satisfactory.

The Board reviewed information regarding the fees to be charged by BH-DG with respect to its Trading Entity, and observed that such fees were consistent with the fees charged by the Trading Advisors to other Trading Entities. The Board and the Independent Trustees concluded that the compensation payable to BH-DG under its proposed trading advisory agreement was fair and reasonable in light of the nature and quality of the services it was expected to provide to its Trading Entity.

The Board also considered the potential benefits received by BH-DG as a result of its relationship with the Fund (other than the fees paid to it), including research services that may be made available to it by broker-dealers or futures commission merchants providing execution services for the Trading Entity it would manage, and the intangible benefits of its association with the Fund generally and any favorable publicity arising in connection with the Fund’s performance.

Based on these and other factors, the Board and the Independent Trustees concluded that approval of the BH-DG trading advisory agreement was in the best interests of the Fund and its shareholders and, accordingly, approved the BH-DG trading advisory agreement for an initial two-year term.

Additional Information about BH-DG
BH-DG is an English limited liability partnership and is authorized and regulated by the UK Financial Conduct Authority. It is also registered with the U.S. Commodity Futures Trading Commission as a commodity trading advisor and is a member of the U.S. National Futures Association. BH-DG’s business address is 3rd Floor, 10 Grosvenor Street, London, England W1K 4QB.

BH-DG forms part of a joint venture arrangement between David Gorton and Brevan Howard Investment Holdings Limited established to pursue systematic trading strategies. BH-DG provides investment management services to professional and institutional clients only. As of 29 February 2016, BH-DG managed approximately $800 million in assets.

The names and principal occupations of the principal executive officers and directors of BH-DG are listed below:

Name	Principal Occupation/Title
David Gorton	Chief Executive Officer and Chief Investment Officer
Iain Doran	Chief Operating Officer
Umar Aziz	General Counsel and Chief Compliance Officer
Stefanel Radu	Co-Head of Research
Steve Watkins	Co-Head of Research

Each of the individuals listed above is based at BH-DG’s offices in London, England.

Terms of Trading Advisory Agreement
Under its trading advisory agreement BH-DG manages on a discretionary basis the trading of its Trading Entity. BH-DG’s Trading Entity pays its Trading Advisor a management fee based on the Trading Entity’s investment exposure (which Ramius expects will exceed the Trading Entity’s total assets).

Under the terms of the trading advisory agreement, BH-DG is not liable to the Trading Entity it manages or any other party for any acts or omissions, any error of judgment or for any losses, except in the case of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under the trading advisory agreement.

The BH-DG trading advisory agreement will continue in force for a period of two years after February 9, 2016, the effective date of the agreement, unless sooner terminated as provided in the agreement. The trading advisory agreement will continue in force from year to year thereafter so long as it is specifically approved at least annually by the Board in the manner required by the 1940 Act.

The trading advisory agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act), or upon the dissolution and winding up of the Trading Entity to which it relates. The trading advisory agreement can be terminated at any time by the Trading Entity (which would effect such termination upon instruction to do so by the Board) without the payment of any penalty upon 30 days’ prior written notice; by BH-DG on 60 days’ prior written notice; or by either BH-DG or the Trading Entity upon ten days’ prior written notice following the occurrence of a material breach of the agreement by the other party that has not been cured within a reasonable period.

General Information

The principal executive offices of the Trust are located at 235 West Galena Street, Milwaukee, Wisconsin 53212. The Trust’s co-administrators are Mutual Fund Administration, LLC, which is located at 2220 E. Route 66, Suite 226, Glendora, California 91740, and UMB Fund Services, Inc., which is located at 235 West Galena Street, Milwaukee, Wisconsin 53212. UMB also serves as the Trust’s transfer agent. The Trust’s distributor is IMST Distributors, LLC, which is located at Three Canal Plaza, Suite 100, Portland, Maine 04101. The Fund’s custodian is UMB Bank, n.a., 928 Grand Boulevard, 5th Floor, Kansas City, Missouri 64106. Counsel to the Trust and the Independent Trustees is Morgan, Lewis & Bockius LLP, 300 S. Grand Avenue, 22nd Floor, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent annual report and semi-annual report to shareholders of the Fund upon request. Requests for such reports should be directed to State Street/Ramius Managed Futures Strategy Fund, 235 West Galena Street, Milwaukee, Wisconsin 53212, or by calling 1-877-6RAMIUS (1-877-672-6487).

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5% of any Class of the State Street/Ramius Managed Futures Strategy Fund

Shareholder	Percentage of Total Outstanding Shares of Class as of April 1, 2016
Class A
Merrill Lynch Pierce Fenner & Smith, Inc. Jacksonville, FL 32246	48.00%
Morgan Stanley Smith Barney, LLC Harborside Financial Center Jersey City, NJ 07311	20.82%
Charles Schwab & Co., Inc. San Francisco, CA 94104	16.83%

Class I
Morgan Stanley Smith Barney, LLC Harborside Financial Center Jersey City, NJ 07311	22.66%
Merrill Lynch Pierce Fenner & Smith, Inc. For the sole benefit of its customers Jacksonville, FL 32246	22.64%
SSGA Private Funds, LLC Boston, MA 02111	20.71%
Charles Schwab & Co., Inc. San Francisco, CA 94104	9.11%
NFS, LLC FEBO Quincy, MA 02169	5.34%

As of April 1, 2016, none of the Trustees and officers of the Trust owned any shares of the State Street/Ramius Managed Futures Strategy Fund.